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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
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COMPUTATION OF EARNINGS PER SHARE
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(In thousands, except per share amounts)
----------------------------------------     For Three Months Ended March 31

                                                 2006                 2005
                                           ---------------      ---------------
Net Income                                        $15,428              $10,907
                                           ===============      ===============

Computation of average
  shares outstanding

         Shares outstanding at
         beginning of year                         28,438               28,118

         Shares issued or repurchased
         during the year times average
         time outstanding during the year           1,039                   88
                                           ---------------      ---------------

Average basic shares outstanding                   29,477               28,206
                                           ---------------      ---------------

Dilutive shares                                       313                  158

                                           ---------------      ---------------
Average diluted shares outstanding                 29,790               28,364
                                           ===============      ===============

Basic earnings per share                            $0.52                $0.39
                                           ===============      ===============


Diluted earnings per share                          $0.52                $0.38
                                           ===============      ===============


                                      -31-